                                                                    EXHIBIT 3.69

                          CERTIFICATE OF INCORPORATION

                                       OF

                     RAMSAY YOUTH SERVICES OF GEORGIA. INC.

                                    ARTICLE 1

         The name of the corporation is RAMSAY YOUTH SERVICES OF GEORGIA, INC. (hereinafter called the "Corporation ").

                                   ARTICLE II

         The address of the Corporation's registered office in the State of Delaware is 2711 Centreville Road, Suite 400, City of Wilmington, County of New Castle and the name of its registered agent at such address is Corporation Service Company.

                                   ARTICLE III

         The purpose for which the Corporation is formed is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

                                   ARTICLE IV

         The capital stock authorized, the par value thereof, and the characteristics of such stock shall be as follows:

Number of Shares     Par Value     Class of
   Authorized        Per Share       Stock
----------------     ---------     --------
      100             $ 0.01        Common

                                    ARTICLE V

         The name of the Incorporates is Marcio C. Cabrera and the address of the Incorporator is One Alhambra Plaza, Suite 750, Coral Gables, Florida 33156.

                                   ARTICLE VI

         The Board of Directors of the Corporation shall consist of at least one director, with the exact number to be fixed from time to time in the manner provided in the Corporation's Bylaws, who will serve as the Corporation's director until successors are duly elected and qualified.

                                   ARTICLE VII

         No director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. It is the intent that this provision be interpreted to provide the maximum protection against liability afforded to directors under the Delaware General Corporation Law in existence either now or hereafter.

                                  ARTICLE VIII

         This Corporation shall indemnify and shall advance expenses on behalf of its officers and directors to the fullest extent permitted by law in existence either now or hereafter.

                                   ARTICLE IX

         The directors of the Corporation shall have the power to adopt, amend or repeal the bylaws of the Corporation.

         IN WITNESS WHEREOF, the undersigned, being the Incorporator named above, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, has signed this Certificate of Incorporation this 1st day of July, 2002.

                                                 /s/ Marcio C. Cabrera
                                                 -------------------------------
                                                 Marcio C. Cabrera, Incorporator

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